Exhibit 10.34

February 26, 2004
Mr. John J. Quicke 11 Stony Hollow Road Chappaqua, NY 10514
Dear John:

          This letter, when signed by both of us, amends and restates in their entirety the terms and conditions upon which you will continue to be employed by Sequa Corporation, a Delaware corporation (the "Company"), as follows:

          1.     During the term of your employment hereunder, you will work for the Company in a senior executive capacity (with a title no less senior than Senior Executive Vice President) and will report to the Chairman of the Board of the Company and/or to any other individuals designated from time to time by the Chairman or the Company's Board of Directors (the "Board"). You will devote substantially all of your full attention and expend your best efforts, energies and skills on an exclusive and full-time basis, to the business of the Company. The place of employment is the New York City metropolitan area.

          2.     In full consideration of all of the services to be rendered by you under this Agreement, the Company will pay to you a base salary at the rate of six hundred and seventy-four thousand five hundred dollars ($674,500) per year (that being the effective rate commencing June 1, 2003) during the term of your employment hereunder, payable in equal bi-weekly installments. Your base salary will be reviewed during the term of your employment hereunder at such times as senior executive officers salaries in general are reviewed and may be increased (but not decreased), at the sole discretion of the Board, taking into account, among other things, individual performance and general business conditions. Based upon your performance and at the sole discretion of the Board, you will also be entitled to receive an annual incentive bonus (calculated within the range payable to corporate officers of the Company during that year) in accordance with the then current provisions of the Sequa Management Incentive Bonus Plan For Executive Officers, for any year that the Company determines it appropriate to pay incentive bonuses to corporate officers generally.

3. In addition to the foregoing compensation, you shall be entitled, during the term of your employment hereunder, to the following:
(a) The use of a Company-leased automobile in accordance with Company policy generally applicable to its senior executive officers as in effect from time to time hereafter.

          (b)     Coverage under the same medical insurance, dental insurance, retirement, 401(k) savings and other similar plans and programs that are generally provided by the Company to its employees, in each case in accordance with the terms and subject to the conditions of such plans and programs as in effect from time to time hereafter (including deduction by the Company from your compensation of such amounts as may be necessary for the maintenance of such coverage).

          (c)     Coverage under the Company's Senior Executive Medical Plan and Supplemental Executive Retirement Plan III as it may be amended from time to time (the "Supplemental Plan") as long as each is made available on a general basis, to senior executive officers of the Company. The Senior Executive Medical Plan presently provides reimbursement of ninety percent (90%) of medical expenses not covered under the Company's standard group insurance plan and is limited to a maximum reimbursement of $20,000 during any calendar year.

          (d)     Basic life insurance in the amount of two times your base salary (up to maximum coverage of $1,250,000 reduced by 11% per year between ages 65 and 70) rounded up to the next highest multiple of $1,000, with the cost of the premiums borne by the Company. In addition, you may purchase supplemental life insurance in an amount equal to one, two or three times your base salary (up to maximum coverage of $1,250,000 reduced by 11% per year between ages 65 and 70) rounded up to the next highest multiple of $1,000, in which event the Company is authorized to deduct from your compensation such premiums as may be necessary for the maintenance of such coverage.

(e) Paid vacations and holidays in accordance with Company policy generally applicable to its senior executive officers as in effect from time to time hereafter.
(f) Reimbursement for the yearly membership dues, fees and assessments in a country club located in the New York City metropolitan area.

          (g)     Reimbursement of all authorized, reasonable travel, entertainment and other expenses paid or incurred by you in the performance of your business obligations hereunder and in accordance with Company policies and guidelines as in effect from time to time hereafter. You shall provide receipts or other appropriate evidence of such expenses as the Company may request from time to time.

          4.     (a)     Subject to earlier termination pursuant to the provisions of subparagraphs 4(b) and 4(c) below, the term of your employment hereunder is for a period of three (3) years commencing as of March 1, 2004 and terminating on February 28, 2007.

(b) In the event of your death at any time during the term hereof, your employment by the Company shall be deemed to have ceased as of the date of your death without notice to your estate.

          (c)     If, during any twelve (12) month period (not limited to a calendar year), you are absent from your employment or substantially unable to perform such duties as are required of you pursuant to the provisions hereof by reason of illness or other incapacity, or any other cause of whatsoever nature, notwithstanding any reasonable accommodation as may be required by applicable law, for more than ninety (90) days in the aggregate, the Company may, upon at least ten (10) days' prior written notice to you (which notice shall fix the date of termination) terminate the term of your employment hereunder. Upon the termination of the term of your employment hereunder as aforesaid, the Company shall be relieved of any and all further obligations to you arising out of this Agreement, except for benefits available to you under the Company's retirement plan (including the Supplemental Plan, if applicable), Sequa 401(k) Plan, any applicable Long and Short-Term Disability Programs and any accrued and unpaid salary and vacation benefits, and authorized but unreimbursed expenses.

          (d)     The Company shall have the right at any time to terminate your employment hereunder for Due Cause, which termination shall be effective immediately upon the issuance by the Company of written notice to you. Upon the termination of the term of your employment hereunder as aforesaid, the Company shall be relieved of any and all further obligations to you arising out of this Agreement, except for benefits available to you under the Company's retirement plan (including the Supplemental Plan, if applicable), Sequa 401(k) Plan, any applicable Long and Short-Term Disability Programs and any accrued and unpaid salary and vacation benefits, and authorized but unreimbursed expenses. For the purposes of this Agreement, "Due Cause" shall mean (i) the intentional refusal (except by reason of incapacity due to physical or mental illness or disability) by you to devote substantially all of your business time to the performance of your duties hereunder as provided in Section 1 above, (ii) a breach by you of the provisions of Exhibit B annexed hereto, (iii) your conviction (including a conviction on a nolo contendre plea) of a felony, (iv) your theft or misappropriation of assets of the Company, (v) any willful, intentional or grossly negligent act by you having the effect of injuring the reputation or business of the Company, or (vi) your repeated or continued failure, neglect or refusal, to perform your duties as an employee of the Company.

          5.     Concurrently with the execution of this Agreement, you are executing the Company's Trade Secret Agreement (a copy of which is annexed hereto as Exhibit A) and hereby agree to be bound by the terms thereof, all of which are incorporated into and made a part of this Agreement as set forth in full herein.

          6.     You have represented that you have no agreement with or obligations to others in conflict with this Agreement. This Agreement and your rights and obligations hereunder may not be assigned or otherwise transferred by you.

          7.     With the exception of stock option grants (which are provided pursuant to separate agreements), this Agreement (together with the attached exhibits including, without limitation, the Trade Secret Agreement attached hereto as Exhibit A) shall constitute the entire agreement between you and the Company regarding your employment by the Company. Without limiting the generality of the immediately preceding sentence, the employment agreement, dated

December 16, 1991, between the Company and you (the "December 16, 1991 Agreement") and the employment agreement and the Trade Secret Agreement, both dated April 1, 1993, as amended from time to time, between the Company and you (the "April 1, 1993 Agreement") are hereby terminated, declared null and void, and of no further force or effect. This Agreement cannot be changed or modified except in writing duly signed by each of us as of the date first written above.

          8.     This Agreement, including the Exhibits attached hereto, shall be governed by, construed and enforced in accordance with the internal laws of the State of New York applicable to contracts made and to be performed entirely in such State.

          9.     This Agreement is intended to reflect the entire agreement between the parties hereto with respect to the subject matters set forth herein and supercedes all prior agreements and understandings, whether written or oral, except as set forth in Paragraph 7 of this Agreement.

If the foregoing is in accordance with your understanding of the terms of your employment by the Company, please sign and return to the undersigned the enclosed duplicate of this letter. Upon our receipt of such fully executed copy, this shall become a binding agreement between us.

Very truly yours,
SEQUA CORPORATION

By:

Norman E. Alexander
Chairman

ACCEPTED AND AGREED TO:

John J. Quicke

Date:

SEQUA CORPORATION TRADE SECRET AGREEMENT
Employee Name	Division/Unit	Date
John J. Quicke	Sequa Corporation	February 26, 2004

1. Confidential Information and Trade Secrets

During the course of Employee's employment with SEQUA CORPORATION, a Delaware corporation ("SEQUA"), Employee has in the past and will in the future acquire and have access to trade secrets and/or confidential information belonging to SEQUA. These trade secrets and/or confidential information include, without limitation, business and technical information, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, as for example: (i) financial and business information, such as information with respect to costs, commission, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as devices, formulas and compositions of matter and processes relating to the manufacture of SEQUA's products, designs, drawings, specifications and blueprints of machinery and equipment, new and innovative product ideas, methods, procedures, devices, data processing programs, software, software codes, computer models, research and development projects, compositions of matter and methods of manufacture of products under investigation in the laboratories, pilot plants or plants of SEQUA; (iii) marketing information, such as information on markets, end users and applications, the identity of SEQUA's customers, suppliers, and distributors, their names and addresses, the names of representatives of SEQUA's customers, distributors or suppliers responsible for entering into contracts with SEQUA, SEQUA's financial arrangements with its distributors and suppliers, the amounts paid by such customers to SEQUA, specific customer needs and requirements, leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of SEQUA's employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. Employee acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, complied or acquired by SEQUA at its great effort and expense and for commercial advantage and, therefore, takes every reasonable precaution to prevent the use or disclosure of any part of it by or to unauthorized persons. Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

This letter, when accepted by you, will evidence your agreement in consideration and as a condition of your employment or continued employment by SEQUA and the wages or salary to be paid to you by SEQUA:

(a.)  That you will not, in any manner, either during your employment or at any time after termination of your employment with SEQUA, duplicate, remove, transfer, disclose or utilize, or knowingly allow any other persons to duplicate, remove, transfer, disclose or utilize information, property, assets, trade secrets or other things of value of SEQUA which have not been subject to public disclosure, except as required in the course of your employment at SEQUA. Further, upon such termination of your employment with SEQUA or at any time SEQUA may request, you will immediately return to SEQUA all property of SEQUA including any samples, notes, records, technical reports, electronic records, market research reports, files, correspondence, plans, research notebooks, drawings, customer lists, supplier lists, employee lists and planning documents, as well as all copies thereof.

(b.)  That any and all inventions, discoveries, improvements, writings (including computer software), or compilations which you may conceive or make, either alone or jointly with others during your employment by SEQUA which relate to or are useful in the business of SEQUA, will be the exclusive property of SEQUA and will be regarded as SEQUA's trade secrets and you will promptly and fully disclose all such inventions, discoveries, improvements, writings or compilations to SEQUA.

(c.)  That, irrespective of whether your employment by SEQUA may have terminate you will assist SEQUA, at SEQUA's expense, and sign any and all documents necessary or appropriate to assign to SEQUA your entire right, title and interest in and to any and all inventions, discoveries, improvements, writings or compilations specified in Paragraph 1.b., and to prepare and execute Assignments and such other documents as shall be necessary or appropriate to permit the expeditious preparation, filing or prosecution of such applications for patents or copyrights, or the issuance of patents or copyrights thereon in the name of SEQUA in any countries and to protect the same against infringement by others.

2. Non-Competition.

(a.)  Employee acknowledges and agrees that SEQUA is engaged in a highly competitive business and that by virtue of Employee's high executive position and responsibilities with SEQUA and Employee's access to the Confidential Information and Trade Secrets as set forth in Paragraph 1 above, engaging in any business which is directly competitive with the Company will cause it great and irreparable harm.

(b.)  Accordingly, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of one (1) year after such employment is terminated, whether voluntarily or involuntarily, Employee will not, without the express written consent of the Chief Executive Officer of SEQUA, directly or indirectly, own, manage, operate or control, or be employed in a capacity similar to the position(s) held by Employee with SEQUA, by any company or other for-profit entity engaged in the design, manufacture, marketing or sale of products and services provided by Sequa for which Employee had responsibility or about which Employee acquired Confidential Information and/or Trade Secrets. Because Employee has international responsibilities, in recognition of the international nature of the SEQUA's business which includes the sale of its products and services nationwide and internationally, this restriction shall apply in all areas of the

United States, Argentina, Australia, Brazil, Canada, England, France, Germany, Holland, Hong Kong, India, Israel, Italy, Japan, Mexico, Portugal, Singapore, South Africa, Spain, Sweden, Thailand and Whales but only to the extent that Employee gained knowledge while employed by SEQUA of its technology, business opportunities or marketing strategies in that particular country.

(c.)  Employee understands and agrees that Employee may accept employment with a company in any geographic location and without regard to this Agreement as long as the employment pertains solely to that part of the business that is not competitive with the type of services for which Employee had responsibility or about which Employee acquired Confidential Information and/or Trade Secrets at any time while employed by SEQUA, provided that prior to accepting such employment, SEQUA receives a written assurance reasonably satisfactory to SEQUA from the prospective employer that Employee will not render services in that part of the business or in any capacity which competes with SEQUA.

(d.)  If you are unable to obtain employment consistent with your training and education solely because of the provisions of this paragraph, such provision shall bind you as long as SEQUA, in its sole discretion, makes payments to you of an amount equal to your monthly base pay at termination (exclusive of extra compensation or employee benefits) on or before the fifteenth day of each month; however, the total sum to be paid by SEQUA shall in no event be any amount greater than the equivalent of twelve (12) such monthly payments. You will, during each month for which you claim payments, give SEQUA a detailed written account of your efforts to obtain employment and such account will include a statement by you that, although you conscientiously sought employment, you were unable to obtain it solely because of the provisions of this paragraph. It is understood that SEQUA need not make a monthly payment to you for any month during which you have failed to account to SEQUA as provided for herein, but that the restriction on employment provided in this paragraph shall still apply.

You shall be relieved of your agreement as in this paragraph set forth if an officer of SEQUA gives you written permission to accept available employment, or gives you a written release from the obligations of this paragraph, or fails to make the monthly payment required in the above paragraph even though you have fully complied with your obligation to provide detailed written accounts. Upon your obtaining employment, you will promptly give written notice of such employment to SEQUA. It is understood that SEQUA may discontinue the aforesaid monthly payments at any time.

3. Reasonableness of Restrictions.

Employee also understand and agrees that the business in which SEQUA is engaged is competitive on a global basis and that, because of the competitive nature of SEQUA's business, compliance with the restrictions set for this Agreement. Agreement is reasonably necessary for the protection of SEQUA.

4.  Enforcement.

Employee acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of SEQUA and that any breach of this Agreement or any subparagraph thereof will result in irreparable and continuing harm to SEQUA, for which money damages may not provide adequate relief. Accordingly, Employee further understands and agrees that in the event Employee violates or breaches this Covenant Not to Compete Agreement, SEQUA may obtain from any court of competent jurisdiction preliminary or permanent injunctive relief, without the necessity of posting bond or other security, enforcing the terms of this Agreement. Employee agrees to pay all legal fees and costs incurred by SEQUA in seeking to enforce this Covenant Not to Compete Agreement.

Miscellaneous.

5.  Employee represents that he has no agreement with or obligations to others in conflict with this Agreement; that should this Agreement be adjudicated illegal in any respect by a court of competent jurisdiction, then only such part of the particular provision so adjudicated shall be abrogated and the remainder of such provision and all other provisions of this Agreement shall remain in full force and effect.

6.  This Agreement shall bind Employee's heirs, executors, administrators and legal representatives and Employee's rights and obligations hereunder may not be assigned or otherwise transferred by you. SEQUA may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its interest in the business or activity in connection with which Employee are employed.

It is understood that the agreement evidenced by this letter, together with your Employment Agreement dated as of February 26, 2004, constitutes the entire agreement between you and SEQUA, and cannot be changed or modified except in writing signed by The Chief Executive Officer of SEQUA.

SEQUA CORPORATION
BY

[To be signed by The Chief Executive Officer of Sequa]
The undersigned hereby acknowledges receipt of a copy of this Agreement and acceptance of its terms.

Date: